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                                                                    Exhibit 99.1

The MacReport.Net, Inc. Retains Holtz Rubenstein & Co., LLP as its
Auditing Firm

NEW YORK, January 13, 2003

The MacReport.Net, Inc. (OTCBB: MRPT) a provider of financial information, today announced that it has retained the services of Holtz Rubenstein & Co., LLP as the company's independent auditors.

Holtz Rubenstein & Co., LLP is one of the largest Long Island based accounting firms and a leader in the community. It provides a wide variety of accounting, tax and business advisory services to clients throughout the New York metropolitan area. The firm consistently is named among the Top 25 best managed accounting firms in America and among the Top 30 auditors in America.

Capraro Centofranchi Kramer & Co., MacReport.Net's former independent auditors, will remain as consultant to the company in connection with internal accounting functions.

About The MacReport.Net, Inc.

The MacReport.Net is an information and media company that provides a Web-based forum for public and private issuers to communicate corporate audio and video news content to the business, financial and investing community through its Web site, located at http://www.macreport.net. The MacReport.Net also plans to provide creative and production services to develop visual events ranging from live coverage of merger announcements to public relations campaigns to new product introductions.

This news release may include comments that do not refer strictly to historical results or actions and may be deemed to be forward-looking within the meaning of the safe harbor provisions of the U.S. federal securities laws. These include, among others things, statements about expectations of future business, revenues, cash flows and capital requirements. Forward-looking statements are subject to risks and uncertainties that may cause the company's results to differ materially from expectations. These risks include the company's ability to further develop its business, the company's ability to generate revenues, develop appropriate strategic alliances and successful development and implementation of technology, acceptance of the company's services, competitive factors, new products and technological changes, and other such risks as the company may identify and discuss from time to time, including those risks disclosed in the company's amended registration statement on Form SB-2 filed with the Securities and Exchange Commission. Accordingly, there is no certainty that the company's plans will be achieved.

Contact Investor Relations:          Corporate Headquarters:
Adam J. Reznikoff                    The MacReport.Net, Inc.
Executive Vice President             200 Broadhollow Road ste. 207
ajr@macreport.net                    Melville, NY 11747
                                     v. (631) 393-5075
                                     f. (631) 393-5106

SOURCE: The MacReport.Net, Inc.